EXHIBIT 15(F)



                           THE SEVEN SEAS SERIES FUND

                        AGREEMENT PURSUANT TO 12B-1 PLAN

                                 CLASS C SHARES


                  AGREEMENT dated as of ________________, 1994, by and between Russell Fund Distributors, Inc. ("RFD"), a Washington corporation having a place of business at Two International Place, Boston, MA, 02110 and ______________________ (the "Agent"), a _______________________________________
having its principal place of business at _____________________________________.

                                    Recitals
                                    --------

                  A. RFD is the principal underwriter and distributor for shares of The Seven Seas Series Fund, a Massachusetts business trust (the "Trust").

                  B. The Agent wishes to act as the agent of its customers (the "Customers") whose beneficial interests in the trust are held of record in omnibus accounts maintained by Agent in performing certain distribution and/or administrative functions in connection with purchases and redemptions of Class C Shares of certain series of the Trust described in Section 1 hereof ("Shares") from time to time upon the order and for the account of Customers, and to provide related services to its Customers in connection with their investments in the Trust.

                  C. It is in the interest of the Trust to make the services of the Agent available to Customers who are or may become shareholders of the Trust.

                                    Agreement
                                    ---------

                  In consideration of the foregoing recitals and the mutual covenants herein contained, RFD and the Agent hereby agree as follows:

                  1. Appointment. The Agent hereby agrees to perform the services set forth below for Customers who beneficially own Shares of The Seven Seas Series Money Market Fund and The Seven Seas Series US Government Money Market Fund. The Agent shall also perform such services for Customers who hold Shares of such additional and/or future series of the Trust as the parties may agree in a written document signed by both parties and annexed to this Agreement. Each series of the Trust for which the Agent acts as a servicing agent pursuant to this Agreement is hereinafter referred to as a "Fund." The Agent's appointment hereunder is non-exclusive, and the parties recognize and agree that, from time to time, RFD may enter into other shareholder servicing agreements, with other financial institutions.

                  2. Services to be Performed. The Agent shall be responsible for performing shareholder account servicing functions, which shall include without limitation:

                            (a) assisting in processing Customer purchase and
redemption requests;

                            (b) answering Customer inquiries regarding account
status and history, the manner in which purchase and redemptions of the Shares may be effected, and certain other matters pertaining to the Trust;

                            (c) assisting Customers in designating and changing
dividend options, account designations and addresses;

                            (d) verifying and guaranteeing Customer signatures
in connection with redemption orders, transfers among and changes in Customer-designated accounts;

                            (e) providing periodic statements showing a
Customer's account balances and, to the extent practicable, integration of such information with other client transactions otherwise effected with or through the Agent;

                            (f) furnishing (either separately or on an
integrated basis with other reports sent to a Customer by the Agent) monthly and annual statements and confirmations of all purchases and redemptions of Shares in a Customer's account;

                            (g) aggregating and processing Customer purchase and
redemption requests for Shares and placing net purchase and redemption orders with the Trust's transfer agent (currently State Street Bank and Trust Company ("SSB"), including any designee of SSB, "Transfer Agent") in the manner described in Section 4 hereof;

                            (h) providing complete subaccounting services and
maintaining complete subaccounting records regarding Shares beneficially owned by Customers;

                            (i) processing dividend payments;

                            (j) transmitting proxy statements, annual and
semi-annual reports, prospectuses and other communications from the Trust to Customers;

                            (k) receiving, tabulating and transmitting to RFD
proxies executed by Customers with respect to annual and special meetings of shareholders of the Trust;

                            (l) preparing and filing U.S. Treasury Department
Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities; and

                            (m) providing such other related services as RFD or
a Customer may reasonably request.

The Agent shall provide all personnel, facilities and equipment necessary in order for it to perform the functions described in this paragraph with respect to its Customers. The Agent shall exercise reasonable care in performing all such services and shall be liable for any failure to exercise such reasonable care.

                  3. Fees.

                            3.1 Fees from the Trust. In consideration for the
services described in Section 2 hereof, RFD shall pay Agent the following fees:

                                     (a) for distribution-related services, a
fee in the amount of .25 of 1% of the average daily value of all Shares of each Fund owned by Customers; and

                                     (b) for shareholder administration
services, a fee in the amount of .25 of 1% of the average daily value of all Shares of each Fund owned by Customers.

All fees shall be paid monthly in arrears.

                            3.2 Fees from Customers. It is agreed that the Agent
may impose certain conditions on Customers, in addition to or different from those imposed by the Trust, such as requiring a minimum initial investment or charging Customers direct fees for the same or similar services as are provided hereunder by the Agent as Agent (which fees may either relate specifically to the Agent's services with respect to the Trust or generally cover services not limited to those with respect to the Trust). The Agent shall bill Customers directly for such fees. In the event the Agent charges Customers such fees, it shall make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to Customers both of any direct fees charged to the Customer and of the fees received or to be received by it from RFD pursuant to Section 3.1 of this Agreement. It is understood, however, that in no event shall the Agent have recourse or access to the account of any shareholder of the Trust except to the extent expressly authorized by law or by RFD or by such shareholder for payment of any direct fees referred to in this
Section 3.2.

                  4. Purchase and Redemption Orders.

                            (a) Agent will open with Transfer Agent a minimum of
two omnibus accounts per Fund: capital gains and dividend distributions payable with respect to Shares held in one account shall be paid in cash, and capital gains and dividend distributions payable with respect to Shares held in another account shall be paid in additional Shares of the Fund. Transfer Agent shall designate account numbers for each account.

                            (b) For each business day on which any Customer
places with Agent a purchase or redemption order for Shares of a Fund, Agent shall aggregate all such purchase orders and aggregate all such redemption orders and communicate to Transfer Agent, by facsimile or, where feasible, by direct or indirect systems access, an aggregate purchase order and an aggregate redemption order for each omnibus account. To be effective on the date received, all orders must be received by Transfer Agent in accordance with the terms set forth in the current Prospectus and Statement of Additional Information for the Trust.

                            (c) Prior to _____ p.m. Eastern Time each business
day, Agent shall receive from Transfer Agent the net asset value per share of each Share of each Fund for that business day.

                            (d) In the case of a redemption order, federal funds
in the amount of the redemption order shall be wired by ______[date/time]______________ to the Agent at -----------

 .  Each party shall bear the cost of any wire transfer that it sends.

                            (e) In the event adjustments are required to correct
any error in the computation of the net asset value or public offering price of Fund Shares, RFD shall notify Agent prior to making any adjustments and describe the need for such adjustments (including the date of the error, the incorrect price and the correct price). In such case, an appropriate adjustment shall be made to the relevant omnibus account(s) and Agent shall make corresponding adjustments to the accounts of its Customers.

                            (f) RFD may cease offering Shares at any time, and
in its sole discretion may refuse any purchase order. Further, RFD shall not be required to accept orders for redemption of Shares of a Fund under this Section 4 if the Trust has suspended redemptions with respect to such Fund in accordance with Section 22(e) of the Investment Company Act of 1940, as amended (the "1940 Act").

                            (g) For the purposes of this Agreement, "business
day" shall mean:

                                     (i) with respect to a Fund that maintains a
net asset value of $1.00 per share, each day that the Boston Federal Reserve Bank and the New York Stock Exchange are open for business; and

                                     (ii) with respect to all other Funds, each
day that the New York Stock Exchange is open for business.

                  5.       Dividends and Capital Gains Distributions.

                            (a) As to each Fund, as soon as practicable after
the announcement of a distribution, Agent shall be notified of the ex-date, record date, payable date, distribution rate per Share, record date Share balances and cash and reinvestment payment amounts.

                            (b) On the payable date, the Trust shall wire the
cash distribution from the appropriate Fund to Agent at
___________________________________________.

                            (c) For each Fund that pays daily dividends, RFD
shall provide on a daily basis, the following record date information: daily rate, account share balance, account accrual dividend amount (for that day), account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts. Such information shall be provided by facsimile to (___)_________.

                            (d) For annual tax reporting purposes, RFD shall
inform Agent of the portion of distributions that include any of the following: foreign source income, tax exempt income by state of origin, or return of capital.

                  6. Preparation and Distribution of Written Materials.

                            (a) RFD shall provide Agent with a master copy of
each Fund's Prospectus and Statement of Additional Information ("SAI") offering Shares. As soon as practicable following the filing under the Securities Act of 1933, as amended, of a definitive Prospectus or SAI of any Fund or a supplement to the Prospectus or SAI of any Fund, RFD shall provide a master copy of the Prospectus and SAI of each Fund affected by the amendment or a copy of such supplement. Agent shall not be responsible for the preparing or filing with any governmental authority any Registration Statement, Prospectus, SAI or Supplement for the Trust or any Fund. However, upon request by RFD or any of the Trust's service providers, Agent shall timely provide information necessary for RFD or any of the Trust's service providers to: (i) prepare and file any of the written materials mentioned in this Section 6 or (ii) otherwise comply with applicable law regarding the Trust.

                            (b) Agent shall be responsible for preparing a
"wrapper" for the Prospectus of each Fund, which shall inform the Customer regarding the manner in which Shares may be purchased and redeemed and any additional information necessary to inform Customers of the services being provided by Agent and the fees received by Agent therefor. Agent also shall be responsible for preparing any additional advertising materials that Agent wishes to distribute to Customers. Agent shall not effect a purchase of Shares for any Customer unless and until the Customer has received a copy of the relevant Prospectus (including any supplement) and wrapper. Agent shall not distribute to any Customer or other person any wrapper or other literature advertising the purchase of Shares until the Agent has provided a copy of such advertisement to the Trust's administrator (currently, Frank Russell Investment Management Company ("FRIMCO")) and received written authorization from FRIMCO to distribute the advertisement. Agent shall not be responsible for filing wrappers and other advertising literature with the NASD. Agent shall be responsible for and bear the cost of reproducing Prospectuses, SAIs, supplements, wrappers and all advertising materials for Customers and potential Customers.

                            (c) Agent shall timely provide copies of the
following materials to Customers: proxy statements, annual reports and semi-annual reports. At no expense to Agent, RFD shall provide Agent with as many copies of such materials as Agent may reasonably request. Such materials shall be sent to Agent at the following address: _________________.

                  7. Compliance with Blue Sky Laws. Agent will only place purchase orders for Shares of a Fund on behalf of Customers whose addresses recorded on Agent's books are in jurisdictions in which RFD has notified Agent in writing that the Shares of the Fund are registered or qualified for sale under applicable law. Agent shall immediately cease offering Shares of a Fund in any jurisdiction where RFD notifies Agent in writing that the Fund's registration or qualification has terminated or if RFD otherwise wishes Agent to cease offering Shares of such Fund in such jurisdiction. Agent shall furnish RFD or its designee with monthly written statements of the number of Shares of each Fund purchased on behalf of Customers resident in each jurisdiction.

                  8. Capacity and Authority to Act. The Agent and its officers, employees and agents are not authorized to make any representations concerning the Trust or the Shares to Customers or prospective Customers, excepting only accurate communication of factual information contained in the then-current Prospectus and Statement of Additional Information offering Shares of the relevant Fund or such other communications as may be expressly authorized by RFD. In performing its services under this Agreement, the Agent shall act as agent for the Customer and shall have no authority to act as agent for RFD or the Trust. Upon request by RFD, the Agent shall provide RFD with copies of any materials which are generally circulated by the Agent to its Customers or prospective Customers. The Agent and its officers and employees shall be available during normal business hours to consult with RFD and the Trust's other service providers concerning the performance of the Agent's responsibilities under this Agreement.

                  9. Use of the Trust's Name. The Agent shall not use the name of the Trust (other than for internal use in connection with performing its duties under this agreement) in a manner not approved by RFD prior thereto in writing; provided, however, that the approval of RFD shall not be required for the use of the Trust's name or the name of any Fund in connection with communications permitted by Section 8 hereof or for any use of the Trust's name or the name of any Fund which merely refers accurately to the Agent's role hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority.

                  10. Security. The Agent represents and warrants that, to the best of its knowledge, the various procedures and systems which it has implemented (including provision for twenty-four hours a day restricted access) with regard to safeguarding from loss or damage attributable to fire, theft or any other cause the Agent's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. From time to time and upon request, Agent shall permit RFD or its designees to make a reasonable inspection of Agent's security systems and procedures.

                  11. Compliance with Laws; Etc. The Agent shall comply with all applicable federal and state laws and regulations, including securities laws. The Agent represents and warrants to RFD that the performance of all its obligations hereunder will comply with all applicable laws and regulations, the provisions of its charter documents and by-laws and all material contractual obligations binding upon the Agent. The Agent furthermore undertakes that it will promptly inform RFD of any change in applicable laws or regulations (or interpretations thereof) or in its charter or by-laws or material contracts which would prevent or impair full performance of any of its obligations hereunder.

                  12. Record Keeping; Reporting.

                            12.1 Section 31(a), Etc. The Agent shall maintain
records in a form acceptable to RFD and in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission, including but not limited to the record-keeping requirements of Section 31(a) of the 1940 Act and the rules thereunder. Agent shall permit RFD and the Trust's other service providers access to such information when necessary for the Trust or any such person to comply with applicable law. In such case, RFD shall cause such information to remain confidential and shall not permit such information to be used by any party or disclosed to any additional party except with Agent's written consent or as required by applicable law or judicial process. The record-keeping obligations imposed in this Section 12.1 shall survive the termination of this Agreement.

                            12.2 Reporting of Payments. From time to time, and
upon reasonable notice from RFD, the Agent shall provide RFD a written accounting of all payments that the Agent receives under this Agreement.

                  13. Indemnity. Agent shall indemnify, defend and hold RFD, the Trust, FRIMCO, SSB, the Trust's Custodian (currently, SSB) and their respective officers, directors and any person who may be deemed to be a controlling person of any of them, free and harmless from and against any and all losses, claims, damages, liabilities and expenses (including the cost of investigating or defending such losses, claims, demands or liabilities and any court costs and attorney's fees in connection therewith), whether joint or several, to which any such person may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon, (i) any breach of any representation, warranty or covenant made by Agent in this Agreement, or (ii) any failure by Agent to perform its obligations under this Agreement, or (iii) any untrue statement or alleged untrue statement of fact, or any omission or alleged omission to state a fact made by Agent in connection with Agent's duties herein (including without limitation, any such statement or omission made or required to be made in a "wrapper" or other advertising literature, whether or not such literature was approved by FRIMCO), or (iv) any misfeasance or misconduct by Agent in the performance of Agent's duties and obligations hereunder.

                  RFD shall indemnify, defend and hold Agent, its officers and directors, any persons who may be deemed to be a controlling person of any of them, free and harmless from and against any and all losses, claims, damages, liability and expenses (including the cost of investigating or defending such losses, claims, demands or liabilities and any court costs and counsel fees in connection therewith), whether joint or several, to which any such person may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon: (i) any breach of any representation, warranty or covenants made by RFD in this Agreement, or
(ii) any failure by RFD to perform its obligations under this Agreement, or
(iii) any untrue statement, or alleged untrue statement of a material fact contained in the Trust's Registration Statement or any Fund's Prospectus or SAI, or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in either the Registration Statement or any Prospectus, or necessary to make the statements in any thereof not misleading; provided, however, that RFD's agreement to indemnify such persons shall not be deemed to cover any losses, claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any Prospectus or SAI in reliance upon and in conformity with written information furnished to the Trust, RFD, SSB, or FRIMCO by Agent specifically for use in the preparation thereof.

                  14. Insurance. The Agent shall maintain reasonable insurance coverage against any and all liabilities which may arise in connection with the performance of its duties hereunder. Agent shall cause RFD and the Trust to become additional named insureds under such policies. Upon request, Agent shall produce certificates of coverage satisfactory to RFD demonstrating compliance with this Section 14.

                  15. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to such party at the address of such party set forth in the preamble of this Agreement or at such other address as such party may have designated by written notice to the other.

                  16. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

                  17. Termination. This Agreement may be terminated, without the payment of any penalty, by RFD or by the Trust at any time upon not more than 60 days' nor less than 30 days' notice, by a vote of a majority of the Board of Trustees of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Trust's Plan of Distribution regarding Class C Shares (the "Plan") to which this Agreement is related, this Agreement or any other agreement related to such Plan (the "Qualified Trustees"), or (as to a particular Fund) by the affirmative vote of the holders of a majority of the outstanding Shares (as defined in the 1940 Act) of the Fund. The Agent may terminate this Agreement upon not more than 60 days' nor less than 30 days' notice to RFD. Notwithstanding anything herein to the contrary, this Agreement may not be assigned and shall terminate automatically without notice to either party upon any assignment. Upon termination hereof, RFD shall pay such compensation as may be due the Agent as of the date of such termination. Upon and following termination the parties shall take such steps as may be necessary or expedient for the parties and the Trust to comply with applicable law.

                  18. Changes; Amendments. This Agreement may be changed or amended only by written instrument signed by both parties.

                  19. Limitation of Liability. The First Amended and Restated Master Trust Agreement, dated October 13, 1993 (the "Master Trust Agreement"), as amended from time to time, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name The Seven Seas Series Fund means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that any and all obligations of the Trust hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Master Trust Agreement.

                  20. Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  21. Continuation. Unless sooner terminated pursuant to Section 17 hereof, this Agreement shall continue in effect with respect to each Fund subsequent to the initial terms specified herein for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust, and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

RUSSELL FUND DISTRIBUTORS, INC.             AGENT:


By:
     ----------------------------------      -----------------------------------
 Its:
      ---------------------------------

                                              By:
                                                  ------------------------------
                                              Its:
                                                  ------------------------------